    As filed with the Securities and Exchange Commission on March 10, 2000

                                                   Registration No. 333-________

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933

                              THE PMI GROUP, INC.

              (Exact name of issuer as specified in its charter)

        Delaware                                                  94-3199675
 (State or jurisdiction of                                    (I.R.S. Employer
incorporation or organization)                              Identification No.)

                601 Montgomery Street, San Francisco, CA  94111
                   (Address of Principal Executive Offices)

            THE PMI GROUP, INC. OFFICER DEFERRED COMPENSATION PLAN
           THE PMI GROUP, INC. DIRECTORS' DEFERRED COMPENSATION PLAN
                           (Full Title of the Plan)

                             Victor J. Bacigalupi
            Executive Vice President, General Counsel and Secretary
                              The PMI Group, Inc.
                             601 Montgomery Street
                           San Francisco, CA  94111
                    (Name and address of agent for service)

         Telephone number, including area code, of agent for service:
                                (415) 788-7878

                                  Copies to:

          John E. Aguirre                     Dwight D. Smith, Senior Counsel
Wilson Sonsini Goodrich & Rosati, PC                The PMI Group, Inc.
          650 Page Mill Road                       601 Montgomery Street
     Palo Alto, CA  94304-1050                   San Francisco, CA  94111

                        CALCULATION OF REGISTRATION FEE

========================================================================
Title of             Amount to      Proposed    Proposed   Amount of
securities to      be registered    maximum     maximum       fee
registered                         offering   aggregate
                                   price per    offering
                                     share*      price*

------------------------------------------------------------------------
Common Stock       100,000 shares  $33.97     $3,397,000   $   897

Deferred
Compensation
Obligations**        $6,000,000       100%    $6,000,000   $ 1,584

========================================================================

* Estimated on the basis of $33.97, the average of the high and low prices of shares on the New York Stock Exchange on March 8, 2000.

** The Obligations are unsecured obligations of The PMI Group, Inc. to pay deferred compensation in the future in accordance with the terms of The PMI Group, Inc. Officer Deferred Compensation Plan and The PMI Group, Inc. Directors' Deferred Compensation Plan.

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated by reference in this registration statement: (i) the latest annual report of The PMI Group, Inc. (the "Company"), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Reports referred to in clause (i) above; and
(iii) the description of the Company's Common Stock filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents filed by the Company or the Plan after the date of this registration statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment (that indicates all securities offered have been sold or deregisters all securities then remaining unsold), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES

Common Stock:  Inapplicable.

Deferred
Compensation
Obligations:

The securities being registered represent obligations (the "Obligations") of the Company to pay deferred compensation in the future in accordance with the terms of The PMI Group, Inc., Officer Deferred Compensation Plan (the "Officer Plan") and The PMI Group, Inc. Directors' Deferred Compensation Plan (the "Directors' Plan") (collectively, the "Plans"), which are filed as Exhibits 4.1 and 4.2 to this Registration Statement.

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future according to the Plans from the general assets of the Company, and rank equally with other unsecured and unsubordinated indebtedness of the Company.

The amount of compensation to be deferred by each participant is determined in accordance with the Plans based on elections by the participant. Amounts credited to a participant's account are credited with deemed investment returns equal to the experience of selected investment funds offered under the Plans and elected by the Participant. The Obligations are payable upon a date or dates selected by the participant in accordance with the terms of the Plans (which may include the occurrence of a certain event such as termination of service with the Company), subject to exceptions for in-service withdrawals, death, disability, change of control or termination of service distributions, which shall occur on January 15 of the second calendar year following termination of service with the Company. The Obligations are payable in the form of a lump-sum distribution or in installments, at the election of the participant made in accordance with the terms of the Plans. Company matching contributions made under the Officer Plan are paid in Company Common Stock.

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Participants or beneficiaries may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plans. A participant may designate one or more beneficiaries to receive any portion of Obligations payable in the event of death.

The Company may pay all or a part of a participant's vested Obligations as an in-service withdrawal. If an in-service withdrawal is paid, the Company will suspend a participant's deferral election prospectively for a period of 12 months. The Company also reserves the right to amend or terminate the Plans at any time and for any reason including an amendment that would accelerate the payment of Obligations or Company Common Stock.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plans will be responsible for enforcing his or her own rights with respect to the Obligations.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

Inapplicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or, if there are no disinterested directors, or if such disinterested directors so direct, by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any

                                       4
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person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

Article V of the By-laws of the Company provides for indemnification of the directors and officers of the Company to the fullest extent permitted by law, as now in effect or later amended. In addition, the By-laws provide for indemnification against expenses incurred by a director or officer to be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that if required by the Delaware General Corporation Law, an advancement of expenses will be made only upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company. The By-laws further provide for a contractual cause of action on the part of directors and officers of the Company with respect to indemnification claims which have not been paid by the Company.

The Company also has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

The Company has entered into indemnification agreements with its directors and executive officers that require the Company to indemnify such persons against all expenses (including attorneys' fees and amounts paid in settlement), judgments, fines and penalties which are actually incurred in connection with any threatened, pending or completed action, suit or other proceeding (including an action by or in the right of the Company) to which such person is, was or is threatened to be made a party, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by applicable law and the Company's Restated Certificate of Incorporation and By-laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Article Nine of the Company's Restated Certificate of Incorporation limits to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may have been amended, the personal liability of the Company's directors to the Company or its stockholders for monetary damages for a breach of their fiduciary duty as directors. Section 102(b)(7) of the Delaware General Corporation Law currently provides that such provisions do not eliminate or limit the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law), or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

ITEM 8.   EXHIBITS

4.1  The PMI Group, Inc. Officer Deferred Compensation Plan, as amended.

4.2  The PMI Group, Inc. Directors' Deferred Compensation Plan, as amended.

5.1  Opinion of Wilson Sonsini Goodrich and Rosati, P.C.

23.1 Consent of Deloitte & Touche LLP, Independent Auditors.

23.2 Consent of Wilson Sonsini Goodrich and Rosati, PC is included in Exhibit
     5.1 to this Registration Statement.

24.1 Power of Attorney of Directors (contained on the signature pages of this Registration Statement).

ITEM 9.   UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue .

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                                   Signatures

THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 29th day of February, 2000.

THE PMI GROUP, INC.

(Registrant)

      /s/ W. Roger Haughton
-----------------------------------------------------
          W. Roger Haughton
 Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                                  Title                             Date
Principal Executive Officer:

  /s/ W. Roger Haughton
------------------------------
      W. Roger Haughton                      Chief Executive   Officer           February 29, 2000

Principal Financial Officer:

  /s/ John M. Lorenzen
------------------------------
John M. Lorenzen, Jr.                        Executive Vice                      February 29, 2000
                                             President and Chief
                                             Financial Officer

Principal Accounting Officer:

  /s/ William A. Seymore
-------------------------------
William A. Seymore                           Vice President                     February  29, 2000
                                             and Controller

                        POWER OF ATTORNEY OF DIRECTORS

KNOW BY ALL PERSONS BY THESE PRESENTS:

          Each of the undersigned hereby constitutes and appoints Victor J. Bacigalupi, Stephen Smith, Charles F. Broom, John M. Lorenzen, Jr., Claude J. Seaman, and William A. Seymore and each of them with power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement or Registration Statements on Form S-8 or other appropriate form, under the Securities Act of 1933, as amended, with respect to 100,000 shares of Common Stock of the Company issuable under the Company's Officer Deferred Compensation Plan and $6,000,000 of Deferred Compensation Obligations payable pursuant to the Company's Officer Deferred Compensation Plan and the Company's Directors' Deferred Compensation Plan, and any and all amendments of such Registration Statements, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.

/s/ James C. Castle                                      February 29, 2000
---------------------------------
     James C. Castle

/s/ Donald C. Clark                                      February 29, 2000
---------------------------------
     Donald C. Clark

/s/ W. Roger Haughton                                    February 29, 2000
---------------------------------
     W. Roger Haughton

/s/      Wayne E. Hedien                                 February 29, 2000
---------------------------------
     Wayne E. Hedien

/s/ Raymond L. Ocampo Jr.                                February 29, 2000
---------------------------------
     Raymond L. Ocampo Jr.

/s/ John D. Roach                                        February 29, 2000
---------------------------------

     John D. Roach

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

/s/ Kenneth T. Rosen                                     February 29, 2000
---------------------------------
     Kenneth T. Rosen


/s/ Richard L. Thomas                                    February 29, 2000
---------------------------------
     Richard L. Thomas

/s/ Mary Lee Widener                                     February 29, 2000
---------------------------------
     Mary Lee Widener

/s/ Ronald H. Zech                                       February 29, 2000
---------------------------------
     Ronald H. Zech


A majority of the members of the Board of Directors.

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                                 EXHIBIT INDEX

4.1  The PMI Group, Inc. Officer Deferred Compensation Plan, as amended.

4.2  The PMI Group, Inc. Directors' Deferred Compensation Plan, as amended.

5.1  Opinion of Wilson Sonsini Goodrich and Rosati, PC.

23.1 Consent of Deloitte & Touche LLP, Independent Auditors.

23.2 Consent of Wilson Sonsini Goodrich and Rosati, PC is included in Exhibit
     5.1 to this Registration Statement.

24.1 Power of Attorney of Directors (contained on the signature pages of this Registration Statement).